AMENDED AND RESTATED

SCHEDULE A

DATED MAY 13, 2015

TO

THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

EQUINOX FUNDS TRUST

SCHEDULE OF PORTFOLIOS AND CLASSES

Portfolio	Classes	Series Creation Date
Equinox EquityHedge U.S. Strategy Fund[1]	Class A/Class C/Class I	February 17, 2011

Equinox Chesapeake Strategy Fund	Class A2/Class C3/Class I	May 11, 2011

Equinox Crabel Strategy Fund[4]	Class A2/Class I	May 11, 2011

Equinox QWINTON Strategy Fund[5]	Class A/Class C/Class I	May 11, 2011

Equinox Campbell Strategy Fund	Class A/Class C6/Class I/Class P7	August 17, 2012

Equinox Quest Tracker Index Fund	Class A/Class I/Class P	August 21, 2013

Equinox BH-DG Strategy Fund	Class I	August 21, 2013

Equinox BlueCrest Systematic Macro Fund	Class I	May 14, 2014

Equinox Aspect Core Diversified Strategy Fund	Class A8/Class C9/Class I	August 14, 2014

Equinox IPM Systematic Macro Fund	Class I	February 11, 2015

[1]	The Equinox EquityHedge U.S. Strategy Fund was formerly known as the Equinox Equity Long-Short Equity Strategy Fund prior February 12, 2013 and was formerly known as the Equinox Equity Long Short Legends Fund prior to August 17, 2012.
[2]	On August 17, 2012, Class A Shares were added.
[3]	On May 13, 2015, Class C Shares were added.
[4]	Prior to February 12, 2013, the Equinox Crabel Strategy Fund was formerly known as the Equinox Crabel Two Plus Strategy Fund.
[5]	Prior to May 13, 2013, the Equinox QWINTON Strategy Fund was formerly known as the Equinox QIM/WNTN Strategy Fund.
[6]	On July 31, 2013, Class C Shares were added.
[7]	On November 16, 2012, Class A Shares were added.
[8]	On May 13, 2015, Class A Shares were added.
[9]	On May 13, 2015, Class C Shares were added.